Exhibit 10.1
FOURTH AMENDMENT TO THE
CHS/COMMUNITY HEALTH SYSTEMS, INC. 401(K) PLAN
January 1, 2010
          WHEREAS, CHS/Community Health Systems, Inc. (the “Company”) has previously established and currently maintains the CHS/Community Health Systems, Inc. 401(k) Plan (the “Plan”); and
          WHEREAS, the Company desires to amend the Plan to comply with guidance issued under the Pension Protection Act of 2006 and the Heroes Earnings Assistance and Relief Tax Act of 2008 and to make certain optional changes; and
          WHEREAS, the Company has the right to amend the Plan; and
          WHEREAS, the Board of Directors has approved of the changes set forth in this Amendment.
          NOW, THEREFORE, BE IT RESOLVED, that the Plan be and the same is hereby amended, as follows:
     1. Effective as of January 1, 2010, the following shall be added to the end of Section 1.48:
Notwithstanding the foregoing, for Employees who are case workers paid on a case-by-case basis, such Employees shall be credited with ninety-five (95) Hours of Service for each bi-weekly pay period in which such Employees are paid for a case.
     2. Effective as of January 1, 2007, the following shall be added to the last paragraph of Section 4.15 in lieu of the language added in Section 10 of the First Amendment to the Plan:
In the case of a death occurring on or after January 1, 2007, if a Participant dies while performing qualified military service (as defined in Code Section 414(u)), the Participant’s Beneficiary is entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan as if the Participant had resumed employment and then terminated employment on account of death. Moreover, the Plan will credit the Participant’s qualified military service as service for vesting purposes, as though the Participant had resumed employment under USERRA immediately prior to the Participant’s death.
     3. Effective as of January 1, 2007, the following shall be added to the end of Section 1.24 in lieu of the language added in Section 2 of the First Amendment:

For years beginning after December 31, 2008: (i) an individual receiving a differential wage payment, as defined by Code Section 3401(h)(2), is treated as an employee of the employer making the payment; (ii) the differential wage payment is treated as compensation for purposes of Code Section 415(c)(3) and Treasury Reg. Section 1.415(c)-2 (e.g., for purposes of Code Section 415, top-heavy provisions of Code Section 416, and determination of highly compensated employees under Code Section 414(q), and (iii) the Plan is not treated as failing to meet the requirements of any provision described in Code Section 414(u)(1)(C) (or corresponding plan provisions, including, but not limited to, Plan provisions related to the ADP or ACP test) by reason of any contribution or benefit which is based on the differential wage payment. The Plan Administrator operationally may determine, for purposes of the provisions described in Code Section 414(u)(1)(C), whether to take into account any deferrals, and if applicable, any matching contributions, attributable to differential wages. Differential wage payments (as described herein) will also be considered compensation for all Plan purposes. Subsection (iii) above applies only if all employees of the Employer performing service in the uniformed services described in Code Section 3401(h)(2)(A) are entitled to receive differential wage payments (as defined in Code Section 3401(h)(2)) on reasonably equivalent terms and, if eligible to participate in a retirement plan maintained by the Employer, to make contributions based on the payments on reasonably equivalent terms (taking into account Code Sections 410(b)(3), (4), and (5)).
     4. Effective as of January 1, 2009, the following shall be added to the end of Section 4.2(d) in lieu of the language added in Section 6 of the First Amendment:
Notwithstanding Section 1.24(i), if a Participant performs service in the uniformed services (as defined in Code Section 414(u)(12)(B)) on active duty for a period of more than 30 days, the Participant will be deemed to have a severance from employment solely for purposes of eligibility for distribution of amounts not subject to Code Section 412. However, the Plan will not distribute such a Participant’s account on account of this deemed severance unless the Participant specifically elects to receive a benefit distribution hereunder. If a Participant elects to receive a distribution on account of this deemed severance, then the individual may not make an elective deferral or employee contribution during the 6-month period beginning on the date of the distribution. If a Participant would be entitled to a distribution on account of a deemed severance, and a distribution on account of another Plan provision (such as a qualified reservist distribution), then the other Plan provision will control and the 6-month suspension will not apply.
     5. Effective as of January 1, 2010, the following sentence will replace the last sentence of Section 1.42:
For purposes of this Plan, any Forfeitures will be used or allocated in or for the Plan Year in which the Forfeitures are incurred (the “Forfeiture Year”); if a portion of the Forfeitures are not allocated in the Forfeiture Year, such Forfeitures will be allocated in the following Plan Year to pay Plan expenses and/or to reduce employer matching contributions for the Forfeiture Year.
     6. Effective as of January 1, 2010, Item 2 of Exhibit A to the Plan shall be revised to read as follows:
Employees of Pottstown Hospital Company, LLC and Pottstown Imaging Company, LLC whose employment is governed by a collective bargaining agreement (including an agreement that has terminated but remains subject to negotiation);
     7. Effective as of January 1, 2007, the following provision shall be added as Section 4.14(f)(3):
Divestment. If any portion of an “applicable individual’s” account is invested in publicly-traded employer securities, then, except as otherwise provided herein, the “applicable individual” may elect to direct the Plan to divest any such securities, and to reinvest an equivalent amount in other investment options which satisfy the requirements specified herein. An “applicable individual” means: (i) a Participant; (ii) an alternate payee who has an account under the Plan; or (iii) a Beneficiary of a deceased Participant. Other investment options will include not less than three (3) investment options, other than employer securities, to which the individual who has the right to divest may direct the proceeds from the divestment of employer securities. Each of the three (3) investment options must be diversified and have materially different risk and return characteristics. For this purpose, investment options that constitute a broad range of investment alternatives within the meaning of Department of Labor Regulation §2550.404c—1(b)(3) are treated as being diversified and having materially different risk and return characteristics. The Plan will provide reasonable divestment and reinvestment opportunities at least quarterly. Furthermore, except as permitted by Treas. Reg. §1.40l(a)(35)-1(e), the Plan will not impose restrictions or conditions on the investment of employer securities that the Plan does not impose on the investment of other Plan assets.

     8. Except as otherwise provided in this Amendment, the Plan shall remain in full force and effect.
          IN WITNESS WHEREOF, this Amendment has been executed on the 20th day of December, 2010, effective as set forth herein.

CHS/COMMUNITY HEALTH SYSTEMS, INC.
By:	/s/ RACHEL A. SEIFERT
RACHEL A. SEIFERT
EXECUTIVE VICE PRESIDENT